[DIXON, ODOM & CO., L.L.P letterhead]

                                                                Exhibit 23(c)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in this registration statement on Form S-3 and related prospectus of United Dominion Realty Trust, Inc. for the registration of 1,679,840 shares of its Common Stock and to the incorporation by reference therein of our report dated May 16, 1996, with respect to the combined statement of rental operations of the Properties included in its Current Report on Form 8-K dated August 15, 1996, filed with the Securities and Exchange Commission.

/s/ Dixon, Odom & Co., L.L.P.
Dixon, Odom & Co., L.L.P.
Greensboro, North Carolina
August 30, 1996